Exhibit 99.1

Popular, Inc. Announces Third Quarter 2020 Financial Results

•	Net income of $168.4 million in Q3 2020, compared to net income of $127.6 million in Q2 2020.

•	Net interest margin of 3.06% in Q3 2020, compared to 3.25% in Q2 2020; net interest margin on a taxable equivalent basis of 3.37% in Q3 2020, compared to 3.56% in Q2 2020.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $25.8 million from Q2 2020; NPLs to loans ratio at 2.5% vs. 2.6% in Q2 2020;

•	Net charge-offs (“NCOs”) decreased by $48.1 million from Q2 2020; NCOs at 0.24% of average loans held-in-portfolio vs. 0.92% in Q2 2020;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 3.15% vs. 3.16% in Q2 2020; and

•	ACL to NPLs at 126.1% vs. 120.8% in Q2 2020.

•	Common Equity Tier 1 ratio of 15.93%, Common Equity per Share of $69.94 and Tangible Book Value per Share of $61.69 at September 30, 2020.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $168.4 million for the quarter ended September 30, 2020, compared to net income of $127.6 million for the quarter ended June 30, 2020.

Ignacio Alvarez, President and Chief Executive Officer, said: “We generated $168.4 million in earnings in the third quarter, reflecting the economic rebound fueled by the unprecedented level of federal stimulus. While the economic scenario remains uncertain, the strong results reflect our diversified sources of revenue and prudent risk management. Deposits continued to grow and loan demand remains low as customers are cautious and conserving cash. Our capital and liquidity levels are robust and we are well positioned to continue to serve our customers as they manage through these uncertain times. The American Bankers Association recently recognized our commitment to the community, selecting us as one of seven banks to receive the 2020 Community Commitment Award for our financial education program.

I want to thank all our colleagues who, while facing their own personal challenges as a result of the pandemic, continue to go the extra mile to serve our customers.”

Significant Events

Financial Highlights

For the third quarter of 2020, the Corporation recorded net income of $168.4 million, compared to a net income of $127.6 million for the previous quarter. The Corporation continues to monitor and be attentive to the impact of the COVID-19 pandemic, on the markets in which we operate and our results of operations, as further explained below.

The Corporation’s total assets increased by $3.1 billion during the quarter to $65.9 billion, primarily due to an increase in deposits of $2.2 billion, of which $2.0 billion were from commercial and retail clients and $0.8 billion were from the public sector in Puerto Rico, driven in part by Federal and Puerto Rico Government assistance programs related to the pandemic. The net interest margin continues to reflect the increase in earning assets concentrated in investments in overnight Fed Funds, U.S. Treasury and U.S. Agency debt securities plus an average balance of $1.4 billion loans issued pursuant to the U.S. Small Business Administration’s (“SBA”) Payment Protection Program (“PPP”), which are all lower yielding assets. Net interest income for the quarter increased by $10.1 million, although the net interest margin declined by 19 basis points to 3.06% due to the increase in lower earning assets.

Coronavirus (COVID-19) Pandemic

The disruptions related to the COVID-19 pandemic continue to have an impact on the macroeconomic environment and therefore on the financial results of the Corporation. Although certain measures imposed by the governments of Puerto Rico, the United States and United States Virgin Islands, including lockdowns, business closures, mandatory curfews and limits to public activities, were relaxed during the second and third quarters of 2020 to allow for the gradual reopening of the economy, certain restrictions continue in place which results in many businesses not being able to operate at their full capacity. The Corporation’s results for the third quarter of 2020 reflect the benefit of increased economic activity resulting from such reopening and the related improvement in the macroeconomic environment, as well as the impact of the various government stimulus programs launched in response to the pandemic.

As previously disclosed, beginning in March 2020, the Corporation implemented several financial relief programs in response to the pandemic, including loan payment moratoriums, suspensions of foreclosures and other collection activity, as well as waivers of certain fees and service charges. During the third quarter of 2020, the Corporation reinstated the imposition of the fees the Corporation elected to waive in connection with such financial relief programs and resumed its delinquent loan collection efforts. As of September 30, 2020, the Corporation had granted loan payment moratoriums to 125,736 eligible retail customers with an aggregate book value of $4.5 billion, and to 5,063 eligible commercial clients with an aggregate book value of $4.1 billion as further detailed below. COVID-19-related moratoriums were offered beginning in March of 2020. Certain clients benefitted from loan payment moratoriums offered by the Corporation since mid-January 2020 as a result of seismic activity in the Southern region of the island in January 2020. At September 30, 2020, 124,884 loans with an aggregate book value of $7.9 billion had already completed their payment moratorium period, while 5,915 loans with an aggregate book value of $0.7 billion are still under the moratorium. As of quarter end, 95% of COVID-19 payment deferrals have expired. After excluding government guaranteed loans that are still pending to complete their COVID-19 related modifications, 95% of the remaining loans were in turn current on their payments. The following table presents the moratoriums granted by loan portfolio.

	Total Moratoriums Granted			Active Moratoriums
Loan portfolio affected by Covid-related moratoriums	Loan count	Book Value (In thousands)	Percentage by portfolio	Loan count	Book Value (In thousands)	Percentage by portfolio
Mortgage	23,209	$2,812,171	35.5%	5,240	$552,095	7.0%
Auto loans	48,819	860,419	28.3%	—	—	—%
Lease financing	10,803	402,258	34.9%	—	—	—%
Credit cards	19,615	100,711	10.8%	18	95	—%
Other consumer loans	23,290	340,561	19.2%	595	8,706	0.5%
Commercial	5,063	4,064,352	27.9%	62	137,470	0.9%

Total	130,799	$8,580,472	29.2%	5,915	$698,366	2.4%

The delinquency status of loans subject to the Corporation’s payment moratorium programs remains unaltered during the payment deferral period and the Corporation continues to accrue interest income during such term.

The extent to which the pandemic further impacts our business, results of operations and financial condition (including our regulatory capital, liquidity ratios and realizability of deferred tax assets), as well as the operations of our clients, customers, service providers and suppliers, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the speed and strength of economic recovery and actions taken by governmental authorities and other third parties in response thereto.

Loan repurchase transaction

During the quarter ended September 30, 2020, the Corporation completed bulk loan repurchases from its Ginnie Mae (“GNMA’’), Fannie Mae (“FNMA’’) and Freddie Mac (‘’FHMLC’’) (combined ‘’GSEs’’) loan servicing portfolios with an aggregate balance of $807.6 million. The transactions were executed to limit future exposures to principal and interest advances as well as sundry losses and to deploy liquidity to increase interest income. At September 30, 2020, loans with an aggregate unpaid principal balance of $106 million, corresponding to the portfolio acquired from FNMA and FHMLC, had been modified under the Corporation’s COVID-19 relief or other loss mitigation programs.

The following table presents a summary of the impact of the transactions.

Transaction highlights (in thousands)	FHLMC & FNMA	GNMA [1]	Total
Balance Sheet:
Repurchased mortgage loans	$119,764	$687,871	$807,635
Loan premium [2]	6,297	—	6,297
Allowance for credit losses (“ACL’’) [2]	(4,144)	—	(4,144)
Advanced interest receivable	816	20,575	21,391

Income Statement:
Adjustments to indemnity reserves	$5,052	$—	$5,052
Mortgage banking activities:
Mortgage servicing fees	208	3,145	3,353
Mortgage servicing rights fair value adjustments	(936)	(7,819)	(8,755)
Losses on repurchased loans, including interest advances	—	(10,548)	(10,548)

Total mortgage banking activities	(728)	(15,222)	(15,950)

Pre-tax income (loss)	$4,324	$(15,222)	$(10,898)

[1]

The GNMA repurchase transaction resulted in an increase in the mortgage portfolio of $364 million QoQ. A portion of the acquired loans amounting to $324 million were included in the prior period’s ending portfolio balance, in accordance with U.S. GAAP, due to the delinquency status of the loans and the Corporation’s right but not the obligation to repurchase the assets.

[2]

The repurchased FNMA loans were previously sold with credit recourse and are considered Purchased Credit Deteriorated (“PCD”) at the time of repurchase. Therefore, the establishment of the related ACL is recorded as a gross up of the acquired loan balance that will be amortized (decrease interest income) over the life of the loan.

Goodwill Impairment Evaluation

The Corporation is in the process of completing its annual goodwill impairment test, using July 31, 2020 as the evaluation date. Management has continued to monitor changes in circumstances related to the impact of the COVID-19 pandemic and the effect of the current and projected interest rate environment to determine if these changes would more likely than not result in an impairment of goodwill. The Corporation expects to complete its evaluation prior to the filing of its Form 10-Q for the quarter ended September 30, 2020 with the Securities and Exchange Commission. An impairment of goodwill would result in a non-cash expense, net of tax impact. A charge to earnings related to a goodwill impairment would not impact regulatory capital calculations.

Popular Bank New York Branches Optimization Strategy

On October 27, 2020, Popular Bank (“PB”), the United States mainland banking subsidiary of the Corporation, authorized and approved a strategic realignment of its New York Metro branch network that will result in eleven (11) branch closures and related staffing reductions. The branch closures are expected to be completed, subject to applicable regulatory requirements, by January 29, 2021.

This strategic realignment, which will allow PB to reduce its operating expenses, leverage resources to enhance its focus on small and medium size businesses, as well as support changing customer behaviors, was approved after an assessment of PB’s current branch network, including its usage, proximity to its other branches and customer needs. PB will maintain our largest regional retail network in the mainland US with twenty-seven (27) branches in its New York Metro region, located throughout Brooklyn, Bronx, Manhattan and Queens, as well as in northern New Jersey.

As a result of PB’s closure of the eleven (11) New York Metro region branches, the Corporation expects to record a total pre-tax charge of approximately $24.5 million, of which $23.1 million is expected to be recognized during the fourth quarter of 2020. This aggregate pre-tax charge includes approximately $2.4 million in costs associated with severance and related benefit costs for the 83 impacted employees and charges of approximately $20.0 million associated with the impairment of right-of-use assets related to the abandonment of real property leases. The Corporation anticipates annual operating expense savings of approximately $13 million as a result of this strategic realignment. These estimates could change as the Corporation’s plan evolves and becomes finalized.

Earnings Highlights

(Unaudited)	Quarters ended			Nine months ended
(Dollars in thousands, except per share information)	30-Sep-20	30-Jun-20	30-Sep-19	30-Sep-20	30-Sep-19
Net interest income	$461,021	$450,881	$476,991	$1,384,997	$1,424,270
Provision for credit losses - loan portfolios	19,452	63,104	36,539	271,551	118,555
Provision (reversal) for credit losses - investment securities	(314)	(655)	—	(233)	—

Net interest income after provision for credit losses	441,883	388,432	440,452	1,113,679	1,305,715
Other non-interest income	128,767	112,055	142,712	367,465	417,468
Operating expenses	361,066	348,231	376,475	1,081,905	1,086,910

Income before income tax	209,584	152,256	206,689	399,239	636,273
Income tax expense	41,168	24,628	41,370	68,893	131,923

Net income	$168,416	$127,628	$165,319	$330,346	$504,350

Net income applicable to common stock	$168,064	$127,275	$164,389	$328,941	$501,558

Net income per common share - basic	$2.01	$1.49	$1.71	$3.80	$5.17

Net income per common share - diluted	$2.00	$1.49	$1.70	$3.80	$5.16

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income for the quarter ended September 30, 2020 was $461.0 million compared to $450.9 million in the previous quarter, an increase of $10.1 million. Net interest income, on a taxable equivalent basis, for the third quarter of 2020 was $506.9 million, an increase of $13.9 million when compared to $493.0 million in the second quarter of 2020.

The net interest margin decreased by 19 basis points to 3.06% in the third quarter of 2020, compared to 3.25% in the previous quarter. The reduction in the margin reflects an increase in the investments in overnight Fed Funds and in U.S. Treasury and U.S. Agency debt securities plus an average balance of $1.4 billion in SBA PPP loans, compared with an average balance of $913 million for the previous quarter. These assets, although accretive to net interest income, are lower yielding assets and therefore compressed the net interest margin. The redeployment into relatively short tenured assets responds in part to the uncertainty of the tenure of the deposit growth. On a taxable equivalent basis, net interest margin was 3.37 % compared to 3.56 % in the second quarter of 2020, a decrease of 19 basis points. The main variances in net interest income on a taxable equivalent basis were:

•	Higher income from money market, trading and investment securities by $6.0 million, mainly due to higher average balance of U.S. Agency mortgage backed debt securities;

•

higher interest income from loans by $2.4 million mainly driven by the acceleration of the discount amortization related to the prepayment of a commercial loan, higher income from mortgage and auto loans driven by higher originations and higher average balance of SBA PPP loans by approximately $0.5 billion, partially offset by lower income from personal and credit card loans. During the quarter, the Corporation recognized income of $10.3 million related to loans issued under the SBA PPP program, compared to $6.5 million in the previous quarter. As mentioned above, these loans carry a lower yield (approximately 2.88%, including the amortization of fees received under the program that at September 30, 2020 still had $41.4 million in unamortized balance); and

•	lower interest expense on deposits by $5.2 million, or 8 basis points, due to lower interest cost, mainly at Popular Bank

The net interest income for the Banco Popular de Puerto Rico (“BPPR”) segment amounted to $394.7 million for the quarter ended September 30, 2020, compared to $387.2 million in the previous quarter. The net interest margin for the third quarter of 2020 was 3.13%, a decrease of 26 basis points when compared to 3.39% for the previous quarter. As discussed above, the net interest margin was impacted by higher average balances of SBA PPP loans by approximately $0.4 billion and of the investments in overnight Fed Funds and other short-term investments, which carry a low yield. The cost of interest-bearing deposits was 0.24%, compared to 0.28% for the previous quarter. Total cost of deposits for the quarter was 0.18%, compared to 0.22% reported in the second quarter of 2020, a decrease of 4 basis points.

Net interest income for Popular Bank was $76.5 million for the quarter ended September 30, 2020, compared to $73.7 million during the previous quarter. The increase of $2.8 million in net interest income was primarily due to lower deposit costs by 20 basis points, partially offset by lower income from loans, mainly personal loans. Net interest margin for the quarter was 3.18%, an increase of 11 basis points when compared to 3.07% reported in the second quarter of 2020, mainly due to a decrease in deposit costs. The cost of interest-bearing deposits was 0.98%, compared to 1.18% in the previous quarter. Total cost of deposits for the quarter was 0.81%, compared to 1.01% reported in the second quarter.

Non-interest income

Non-interest income increased by $16.7 million to $128.8 million for the quarter ended September 30, 2020, compared to $112.1 million for the quarter ended June 30, 2020. The increase in non-interest income was primarily driven by:

•

Higher service charges on deposit accounts by $6.7 million, mainly in the BPPR segment, due to higher transaction volumes and the reinstatement of certain fees and service charges which were waived during the second quarter of 2020 as part of the financial relief programs implemented in response to the COVID-19 pandemic;

•

higher other service fees by $17.8 million, mainly at the BPPR segment, due to higher debit and credit card fees by $13.4 million as a result of increased economic activity after business disruptions caused by the COVID-19 pandemic and the reinstatement of previously waived fees;

•	an increase in net gain, including impairment, on equity securities of $2.7 million mainly related to a gain on sale of certain equity securities at PB;

•	a favorable variance in adjustments to indemnity reserves on previously sold loans of $5.3 million mainly due to a recourse reserve release related to the bulk loan repurchase from FNMA and FHLMC; and

•

higher other operating income by $1.9 million mainly due to higher net earnings from the combined portfolio of investments under the equity method by $2.8 million and $4.1 million in higher revenues recognized by our auto lending subsidiary principally associated to daily car rental activities. The second quarter included a gain of $5.6 million as a result of the sale and partial leaseback of the corporate office building that houses our auto lending subsidiary;

Partially offset by:

•

lower income from mortgage banking activities by $13.3 million mainly due to higher unfavorable fair value adjustments on mortgage servicing rights (“MSRs”) by $12.9 million, of which $8.8 million was related to the bulk loan repurchases from the Corporation’s GNMA, FNMA and FHLMC loan servicing portfolio; and $10.5 million in interest advanced losses related to the loans repurchased in bulk from GNMA; partially offset by higher mortgage servicing fees by $3.9 million mainly related to fees in arrears collected and recognized in connection with the bulk repurchase transactions, and higher gains on securitization transactions and whole loan sales by $5.4 million; and

•

an unfavorable variance in net (loss) gain on sale of loans, including valuation adjustments, of $4.4 million mainly due to a $2.0 million negative adjustment recognized during the third quarter of 2020 on the held-for-sale taxi medallion portfolio at PB compared to a net gain of $2.2 million recognized on the sale of taxi medallions during the second quarter of 2020.

Refer to Table B for further details.

Operating expenses

Operating expenses for the third quarter of 2020 totaled $361.1 million, an increase of $12.8 million from the second quarter of 2020. The increase in operating expenses was driven primarily by:

•	Higher equipment expenses by $3.2 million mainly due to higher amortization expense;

•	higher professional fees by $3.9 million mainly due to higher processing and technology services by $5.5 million related to increased customer activity;

•

higher business promotion expenses by $2.4 million due primarily to higher customer reward program expense in our credit card business by $1.9 million due to higher purchasing activities by our customers;

•	higher credit and debit card processing fees and higher interchange and other expenses by $1.9 million due to higher volume of transactions; and

•

higher other operating expenses by $4.3 million mainly due to higher operational losses reserves by $4.7 million and a higher provision for unused loan commitments by $4.3 million, partially offset by lower subsequent write-downs of foreclosed auto units by $3.5 million.

Partially offset by:

•

Lower personnel cost by $3.2 million due to lower salaries by $2.1 million, lower employee deferred compensation plans expense by $1.2 million; partially offset by higher commission, incentives and other bonuses by $1.8 million due to higher production.

Full-time equivalent employees were 8,514 as of September 30, 2020, compared to 8,525 as of June 30, 2020.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended September 30, 2020, the Corporation recorded an income tax expense of $41.2 million, compared to $24.6 million for the previous quarter. The increase in income tax expense was mainly attributed to higher income before tax during the third quarter of 2020. The effective tax rate (“ETR”) for the third quarter of 2020 was of 20%, compared to 16% in the previous quarter.

The ETR of the Corporation is impacted by the composition and source of its taxable income. For the fourth quarter of 2020, the Corporation currently expects its consolidated ETR to be within the 19% to 22% range.

Credit Quality

The Corporation’s credit performance remained stable during the third quarter of 2020, aided by payment deferrals, government stimulus measures instituted in response to the COVID-19 pandemic and the resumption of collection efforts. Notwithstanding these indicators and the increase in economic activity experienced during the quarter, the effect of the pandemic and the full extent of its economic disruption remains uncertain. Management believes that the improvement over the last few years in the risk profile of the Corporation’s loan portfolios better positions Popular to operate successfully under the ongoing challenging environment. Management will continue to carefully monitor the exposure of the portfolios to the COVID-19 pandemic related risks, changes in the economic outlook of the regions in which we operate and how delinquencies and NCOs evolve during the next several quarters.

The following presents credit quality results for the third quarter of 2020:

•

At September 30, 2020, total non-performing loans held-in-portfolio decreased by $25.8 million from June 30, 2020. BPPR’s NPLs decreased by $32.9 million, driven by lower mortgage, consumer (mostly auto loans), and commercial NPLs by $27.2 million, $13.8 million, and $11.9 million, respectively, offset in part by an increase of $21.5 million in construction NPLs. PB’s NPLs increased by $7.1 million, driven by a $9.1 million construction relationship. During the first quarter of 2020, NPLs increased by $278 million as a result of the implementation of CECL for purchased credit deteriorated (“PCD”) loans. At September 30, 2020, the ratio of NPLs to total loans held-in-portfolio was 2.5% compared to 2.6% in the second quarter of 2020.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $5.9 million quarter-over-quarter. In BPPR, total inflows decreased by $13.5 million driven by a mortgage inflow decrease of $41.0 million, while the commercial and construction inflows in aggregate increased by $27.6 million, mostly related to a $21.5 million construction relationship, as mentioned above. The NPL inflows at PB increased by $19.4 million from the previous quarter, mainly driven by higher construction inflows related to a $9.1 million loan from a single borrower in the New York region and commercial inflows of $10.8 million related to an administrative delinquency on a performing loan that matured and reached 90 days during its renewal process. The loan renewal was completed during the quarter and the loan was returned to accrual status before the quarter ended.

•

NCOs trended significantly lower during the quarter, decreasing by $48.1 million from the second quarter of 2020, aided by the pandemic relief programs, as well as the resumption of collection and repossession activity. BPPR ‘s NCOs decreased by $48.4 million, primarily driven by lower consumer NCOs by $36.0 million, mostly related to auto loans. We continue to be attentive to changes in delinquencies and NCOs, as most deferrals expired during the third quarter of 2020 and given the uncertainty around the outlook of the pandemic. The Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.24%, compared to 0.92% in the second quarter of 2020. Refer to Table M for further information on net charge-offs and related ratios.

•

At September 30, 2020, the allowance for credit losses (“ACL”) reflected an increase of $7.4 million from the second quarter of 2020 to $925.9 million. The ACL incorporates the current economic outlook using Moody’s Analytics’ September scenarios, as well as the effect of the credit risk rating downgrades of certain commercial borrowers during the quarter, the hotel industry representing the largest impacted segment. These increases were in part offset by lower reserves for consumer loans influenced by lower balances, delinquencies and the impact of the macroeconomic scenario. The ratio of the allowance for credit losses to loans held-in-portfolio was 3.15% in the third quarter of 2020, compared to 3.16% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 126.1%, compared to 120.8% in the previous quarter.

•

Given that any one economic outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. For the third quarter’s ACL computation, the Corporation combined Moody’s Analytics’ September S1 (optimistic), Baseline, and S3 (pessimistic) scenarios. Probability weights were applied to each such scenario’s outputs as part of the ACL estimation process. When compared to the Moody’s Analytics’ second quarter’s June Baseline scenario, the third quarter’s Baseline scenario assumes a more favorable increase in economic activity from the third quarter of 2020 through the second quarter of 2021, with continued growth thereafter. A significant second wave of COVID-19 infections as well as delays in the additional government stimulus continue to be key risks to the Baseline forecast. Among the three scenarios used in the ACL, the Baseline is assigned the highest probability, followed by the S3 scenario given the uncertainties in the economic outlook and downside risk. For the second quarter’s ACL computation, the Corporation only utilized Moody’s Analytics’ June Baseline scenario, which assumed that a significant pickup in economic activity would occur in the third quarter of 2020 driven by federal assistance programs, followed by a period of tepid growth.

•

The provision for credit losses for the third quarter of 2020 decreased by $43.7 million from the prior quarter, linked to significantly lower NCOs for the quarter. The provision for the BPPR segment decreased by $52.7 million, reflective of lower NCOs, while the provision for the PB segment increased by $9.1 million mainly due to the use of the probability weights in the estimation process. The provision to net charge-offs ratio was 115.4% in the third quarter of 2020, compared to 97.2% in the previous quarter.

Non-Performing Assets

(Unaudited)
(In thousands)	30-Sep-20	30-Jun-20	30-Sep-19
Total non-performing loans held-in-portfolio	$734,368	$760,204	$557,792
Non-performing loans held-for-sale	4,070	6,778	—
Other real estate owned (“OREO”)	100,592	113,940	117,928

Total non-performing assets	$839,030	$880,922	$675,720

Net charge-offs for the quarter	$16,859	$64,953	$67,840

Ratios:
Loans held-in-portfolio	$29,392,510	$29,070,553	$27,007,975
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.50%	2.62%	2.07%
Allowance for credit losses to loans held-in-portfolio	3.15	3.16	1.90
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	126.07	120.81	91.86

Refer to Table K for additional information.

Provision for Credit Losses - Loan Portfolios

(Unaudited)	Quarters ended			Nine months ended
(In thousands)	30-Sep-20	30-Jun-20	30-Sep-19	30-Sep-20	30-Sep-19
Provision for credit losses:
BPPR	$7,682	$60,423	$34,479	$181,109	$94,908
Popular U.S.	11,770	2,681	2,060	90,442	23,647

Total provision for credit losses	$19,452	$63,104	$36,539	$271,551	$118,555

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	30-Sep-20	30-Jun-20	30-Sep-19
Provision for credit losses - loan portfolios	$7,682	$60,423	$34,479
Net charge-offs	13,769	62,143	59,900
Total non-performing loans held-in-portfolio	693,676	726,603	520,773
Allowance / loans held-in-portfolio	3.48%	3.53%	2.26%

	Quarters ended
Popular U.S.	30-Sep-20	30-Jun-20	30-Sep-19
Provision for credit losses - loan portfolios	$11,770	$2,681	$2,060
Net charge-offs	3,090	2,810	7,940
Total non-performing loans held-in-portfolio	40,692	33,601	37,019
Allowance / loans held-in-portfolio	2.22%	2.13%	0.87%

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Sep-20	30-Jun-20	30-Sep-19
Cash and money market investments	$12,425,126	$10,060,358	$5,670,645
Investment securities	21,478,048	21,058,918	16,773,578
Loans	29,392,510	29,070,553	27,007,975
Total assets	65,910,369	62,845,352	52,480,415
Deposits	56,021,983	53,844,300	44,166,195
Borrowings	1,407,424	1,339,339	1,379,767
Total liabilities	59,998,284	57,065,187	46,571,967
Stockholders’ equity	5,912,085	5,780,165	5,908,448

Total assets increased by $3.1 billion from the second quarter of 2020, driven by:

•	An increase of $2.4 billion in cash and money market investments, mainly due to an increase in deposits;

•

an increase of $0.4 billion in debt securities available-for-sale mainly due to purchases of U.S. agency mortgage-backed securities, partially offset by maturities and paydowns of U.S. Treasury securities; and

•

an increase of $0.3 billion in loans held-in-portfolio mainly due to growth of auto loans at BPPR by $0.1 billion and an increase of $0.4 billion in mortgage loans at BPPR mainly due to loan repurchases from its GSEs loan servicing portfolio.

Total liabilities increased by $3.0 billion from the second quarter of 2020, mainly due to:

•

An increase of $2.2 billion in deposits, mainly from an increase at BPPR, of which $0.8 billion related to public sector deposits and $2.0 billion related to retail and commercial demand and savings accounts, including an increase of $0.7 billion in GNMA custodial deposit balances related to the repurchases that were transferred out in early October, partially offset by a decrease of $0.5 billion in deposits at PB; and

•

an increase of $0.7 billion in other liabilities due to an increase of $1.0 billion in unsettled purchases of debt securities; partially offset by a reduction in the liability for GNMA loans sold with a repurchase option of $0.4 billion as a result of the previously mentioned GNMA repurchase.

Stockholders’ equity increased by approximately $131.9 million from the second quarter of 2020, principally due to net income for the quarter of $168.4 million, partially offset by declared dividends of $33.7 million on common stock and $0.3 million in dividends on preferred stock.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 15.93%, $69.94 and $61.69, respectively, at September 30, 2020, compared to 15.71%, $68.40 and $60.13 at June 30, 2020. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings (including as a result of any participation in and execution of government programs related to the COVID-19 pandemic), new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic, actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Wednesday, October 28, 2020 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through the dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Saturday, November 28, 2020. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10148486.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.
Financial Supplement to Third Quarter 2020 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to Third Quarter 2020 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended			Nine months ended
	30-Sep-20	30-Jun-20	30-Sep-19	30-Sep-20	30-Sep-19
Basic EPS	$2.01	$1.49	$1.71	$3.80	$5.17
Diluted EPS	$2.00	$1.49	$1.70	$3.80	$5.16
Average common shares outstanding	83,809,272	85,135,522	96,357,117	86,567,680	97,073,177
Average common shares outstanding - assuming dilution	83,836,151	85,161,661	96,478,327	86,645,691	97,212,396
Common shares outstanding at end of period	84,219,464	84,184,927	96,714,664	84,219,464	96,714,664
Market value per common share	$36.27	$37.17	$54.08	$36.27	$54.08
Market capitalization - (In millions)	$3,055	$3,129	$5,230	$3,055	$5,230
Return on average assets	1.06%	0.87%	1.29%	0.76%	1.35%
Return on average common equity	12.46%	9.74%	11.44%	8.21%	11.96%
Net interest margin (non-taxable equivalent basis)	3.06%	3.25%	4.00%	3.39%	4.10%
Net interest margin (taxable equivalent basis) -non-GAAP	3.37%	3.56%	4.45%	3.72%	4.51%
Common equity per share	$69.94	$68.40	$60.57	$69.94	$60.57
Tangible common book value per common share (non-GAAP) [1]	$61.69	$60.13	$53.41	$61.69	$53.41
Tangible common equity to tangible assets (non-GAAP) [1]	7.97%	8.15%	9.97%	7.97%	9.97%
Return on average tangible common equity [1]	14.32%	11.23%	13.00%	9.44%	13.65%
Tier 1 capital	16.01%	15.78%	17.46%	16.01%	17.46%
Total capital	18.49%	18.29%	20.05%	18.49%	20.05%
Tier 1 leverage	7.80%	8.13%	9.87%	7.80%	9.87%
Common Equity Tier 1 capital	15.93%	15.71%	17.46%	15.93%	17.46%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to Third Quarter 2020 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Nine months ended
			Q3 2020		Q3 2020
(In thousands, except per share information)	30-Sep-20	30-Jun-20	vs. Q2 2020	30-Sep-19	vs. Q3 2019	30-Sep-20	30-Sep-19
Interest income:
Loans	$431,286	$429,670	$1,616	$453,315	$(22,029)	$1,311,402	$1,355,232
Money market investments	2,773	2,015	758	19,119	(16,346)	16,788	70,873
Investment securities	79,142	76,884	2,258	99,542	(20,400)	243,938	274,819

Total interest income	513,201	508,569	4,632	571,976	(58,775)	1,572,128	1,700,924

Interest expense:
Deposits	37,554	42,780	(5,226)	78,760	(41,206)	142,435	228,035
Short-term borrowings	416	645	(229)	1,572	(1,156)	2,109	4,828
Long-term debt	14,210	14,263	(53)	14,653	(443)	42,587	43,791

Total interest expense	52,180	57,688	(5,508)	94,985	(42,805)	187,131	276,654

Net interest income	461,021	450,881	10,140	476,991	(15,970)	1,384,997	1,424,270
Provision for credit losses - loan portfolios	19,452	63,104	(43,652)	36,539	(17,087)	271,551	118,555
Provision (reversal) for credit losses - investment securities	(314)	(655)	341	—	(314)	(233)	—

Net interest income after provision for credit losses	441,883	388,432	53,451	440,452	1,431	1,113,679	1,305,715

Service charges on deposit accounts	36,849	30,163	6,686	40,969	(4,120)	108,671	119,277
Other service fees	69,879	52,084	17,795	71,309	(1,430)	186,736	209,647
Mortgage banking activities	(9,526)	3,777	(13,303)	10,492	(20,018)	671	18,645
Net gain (loss) on sale of debt securities	41	—	41	(20)	61	41	(20)
Net gain, including impairment, on equity securities	5,150	2,447	2,703	213	4,937	4,869	2,174
Net profit on trading account debt securities	20	82	(62)	295	(275)	593	977
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(2,198)	2,222	(4,420)	—	(2,198)	981	—
Adjustments (expense) to indemnity reserves on loans sold	4,183	(1,160)	5,343	(3,411)	7,594	(1,770)	(1,664)
Other operating income	24,369	22,440	1,929	22,865	1,504	66,673	68,432

Total non-interest income	128,767	112,055	16,712	142,712	(13,945)	367,465	417,468

Operating expenses:
Personnel costs
Salaries	91,891	93,969	(2,078)	90,016	1,875	278,116	260,627
Commissions, incentives and other bonuses	17,849	16,076	1,773	22,360	(4,511)	59,183	70,757
Pension, postretirement and medical insurance	10,639	11,392	(753)	10,356	283	31,669	30,523
Other personnel costs, including payroll taxes	15,562	17,729	(2,167)	24,950	(9,388)	52,970	70,391

Total personnel costs	135,941	139,166	(3,225)	147,682	(11,741)	421,938	432,298
Net occupancy expenses	25,907	25,487	420	24,595	1,312	76,552	71,431
Equipment expenses	24,088	20,844	3,244	21,596	2,492	66,537	62,624
Other taxes	13,918	13,323	595	14,028	(110)	40,922	38,267
Professional fees
Collections, appraisals and other credit related fees	2,862	2,897	(35)	4,131	(1,269)	9,640	12,596
Programming, processing and other technology services	64,876	59,387	5,489	63,092	1,784	187,082	184,303
Legal fees, excluding collections	2,707	2,184	523	2,415	292	7,877	10,350
Other professional fees	26,029	28,079	(2,050)	28,923	(2,894)	85,493	74,026

Total professional fees	96,474	92,547	3,927	98,561	(2,087)	290,092	281,275
Communications	5,694	5,574	120	5,881	(187)	17,222	17,685
Business promotion	14,664	12,281	2,383	18,365	(3,701)	41,142	52,158
FDIC deposit insurance	6,568	5,340	1,228	2,923	3,645	16,988	13,007

Other real estate owned (OREO) (income) expenses	(1,615)	(344)	(1,271)	(185)	(1,430)	520	3,729
Credit and debit card processing, volume, interchange and other expenses	11,744	9,873	1,871	9,450	2,294	31,899	27,573
Other operating expenses
Operational losses	8,837	4,128	4,709	8,832	5	21,339	18,498
All other	17,770	18,216	(446)	22,348	(4,578)	51,409	61,283

Total other operating expenses	26,607	22,344	4,263	31,180	(4,573)	72,748	79,781
Amortization of intangibles	1,076	1,796	(720)	2,399	(1,323)	5,345	7,082

Total operating expenses	361,066	348,231	12,835	376,475	(15,409)	1,081,905	1,086,910

Income before income tax	209,584	152,256	57,328	206,689	2,895	399,239	636,273
Income tax expense	41,168	24,628	16,540	41,370	(202)	68,893	131,923

Net income	$168,416	$127,628	$40,788	$165,319	$3,097	$330,346	$504,350

Net income applicable to common stock	$168,064	$127,275	$40,789	$164,389	$3,675	$328,941	$501,558

Net income per common share - basic	$2.01	$1.49	$0.52	$1.71	$0.30	$3.80	$5.17

Net income per common share - diluted	$2.00	$1.49	$0.51	$1.70	$0.30	$3.80	$5.16

Dividends Declared per Common Share	$0.40	$0.40	$—	$0.30	$0.10	$1.20	$0.90

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

(In thousands)	30-Sep-20	30-Jun-20	30-Sep-19	Variance Q3 2020 vs. Q2 2020
Assets:
Cash and due from banks	$565,202	$435,080	$502,060	$130,122
Money market investments	11,859,924	9,625,278	5,168,585	2,234,646
Trading account debt securities, at fair value	33,053	33,560	36,303	(507)
Debt securities available-for-sale, at fair value	21,177,839	20,763,453	16,479,110	414,386
Debt securities held-to-maturity, at amortized cost	93,163	95,429	97,707	(2,266)
Less: Allowance for credit losses	12,421	12,735	—	(314)

Total debt securities held-to-maturity, net	80,742	82,694	97,707	(1,952)

Equity securities	173,993	166,476	160,458	7,517
Loans held-for-sale, at lower of cost or fair value	102,760	68,725	56,370	34,035
Loans held-in-portfolio	29,586,348	29,250,076	27,181,241	336,272
Less: Unearned income	193,838	179,523	173,266	14,315
Allowance for credit losses	925,850	918,434	512,365	7,416

Total loans held-in-portfolio, net	28,466,660	28,152,119	26,495,610	314,541

Premises and equipment, net	510,473	513,680	547,063	(3,207)
Other real estate	100,592	113,940	117,928	(13,348)
Accrued income receivable	204,233	220,126	164,778	(15,893)
Mortgage servicing rights, at fair value	123,552	141,144	150,652	(17,592)
Other assets	1,816,706	1,833,444	1,811,190	(16,738)
Goodwill	671,122	671,122	671,122	—
Other intangible assets	23,518	24,511	21,479	(993)

Total assets	$65,910,369	$62,845,352	$52,480,415	$3,065,017

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$13,546,432	$12,520,510	$8,771,970	$1,025,922
Interest bearing	42,475,551	41,323,790	35,394,225	1,151,761

Total deposits	56,021,983	53,844,300	44,166,195	2,177,683

Assets sold under agreements to repurchase	106,028	153,065	213,097	(47,037)
Other short-term borrowings	100,000	—	—	100,000
Notes payable	1,201,396	1,186,274	1,166,670	15,122
Other liabilities	2,568,877	1,881,548	1,026,005	687,329

Total liabilities	59,998,284	57,065,187	46,571,967	2,933,097

Stockholders’ equity:
Preferred stock	22,143	22,143	50,160	—
Common stock	1,045	1,044	1,044	1
Surplus	4,521,689	4,520,333	4,317,556	1,356
Retained earnings	2,168,153	2,033,782	2,071,198	134,371
Treasury stock	(1,016,361)	(1,016,486)	(392,630)	125
Accumulated other comprehensive income (loss), net of tax	215,416	219,349	(138,880)	(3,933)

Total stockholders’ equity	5,912,085	5,780,165	5,908,448	131,920

Total liabilities and stockholders’ equity	$65,910,369	$62,845,352	$52,480,415	$3,065,017

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	30-Sep-20			30-Jun-20			30-Sep-19			Q3 2020 vs. Q2 2020			Q3 2020 vs. Q3 2019
($ amounts in millions)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$31,337	$117.5	1.49%	$27,356	$111.5	1.64%	$20,617	$159.5	3.08%	$3,981	$6.0	(0.15)%	$10,720	($42.0)	(1.59)%

Loans:
Commercial	13,669	170.1	4.95	13,350	168.8	5.09	12,167	187.3	6.11	319	1.3	(0.14)	1,502	(17.2)	(1.16)
Construction	930	13.3	5.67	935	13.2	5.69	809	13.3	6.50	(5)	0.1	(0.02)	121	—	(0.83)
Mortgage	7,094	95.8	5.40	7,038	92.2	5.24	7,127	95.7	5.37	56	3.6	0.16	(33)	0.1	0.03
Consumer	2,722	76.7	11.21	2,918	82.9	11.43	2,918	86.5	11.77	(196)	(6.2)	(0.22)	(196)	(9.8)	(0.56)
Auto	3,006	68.6	9.08	2,957	66.0	8.98	2,867	68.2	9.44	49	2.6	0.10	139	0.4	(0.36)
Lease financing	1,122	17.1	6.08	1,082	16.1	5.97	1,004	15.1	6.03	40	1.0	0.11	118	2.0	0.05

Total loans	28,543	441.6	6.16	28,280	439.2	6.24	26,892	466.1	6.89	263	2.4	(0.08)	1,651	(24.5)	(0.73)

Total interest earning assets	$59,880	$559.1	3.72%	$55,636	$550.7	3.98%	$47,509	$625.6	5.24%	$4,244	$8.4	(0.26)%	$12,371	$(66.5)	(1.52)%

Allowance for credit losses - loan portfolio	(923)			(926)			(532)			3			(391)
Allowance for credit losses - investment securities	(13)			(13)			—			—			(13)
Other non-interest earning assets	4,176			4,100			3,964			76			212

Total average assets	$63,120			$58,797			$50,941			$4,323			$12,179

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$21,225	$9.1	0.17%	$19,392	$11.6	0.24%	$15,958	$37.7	0.94%	$1,833	$(2.5)	(0.07)%	$5,267	$(28.6)	(0.77)%
Savings	13,103	8.3	0.25	11,856	10.2	0.35	10,241	11.8	0.46	1,247	(1.9)	(0.10)	2,862	(3.5)	(0.21)
Time deposits	7,810	20.2	1.03	8,730	21.0	0.97	7,829	29.3	1.48	(920)	(0.8)	0.06	(19)	(9.1)	(0.45)

Total interest-bearing deposits	42,138	37.6	0.35	39,978	42.8	0.43	34,028	78.8	0.92	2,160	(5.2)	(0.08)	8,110	(41.2)	(0.57)
Borrowings	1,358	14.6	4.31	1,336	14.9	4.48	1,440	16.2	4.51	22	(0.3)	(0.17)	(82)	(1.6)	(0.20)

Total interest-bearing liabilities	43,496	52.2	0.48	41,314	57.7	0.56	35,468	95.0	1.06	2,182	(5.5)	(0.08)	8,028	(42.8)	(0.58)

Net interest spread			3.24%			3.42%			4.18%			(0.18)%			(0.94)%

Non-interest bearing deposits	12,806			11,006			8,794			1,800			4,012
Other liabilities	1,435			1,203			926			232			509
Stockholders’ equity	5,383			5,274			5,753			109			(370)

Total average liabilities and stockholders’ equity	$63,120			$58,797			$50,941			$4,323			$12,179

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$506.9	3.37%		$493.0	3.56%		$530.6	4.45%		$13.9	(0.19)%		($23.7)	(1.08)%
Taxable equivalent adjustment		45.8			42.1			53.7			3.7			(7.9)

Net interest income / margin non-taxable equivalent basis (GAAP)		$461.0	3.06%		$450.9	3.25%		$476.9	4.00%		$10.1	(0.19)%		($15.9)	(0.94)%

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

(Unaudited)

	Nine months ended
	30-Sep-20			30-Sep-19			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$26,497	$364.7	1.84%	$19,691	$450.4	3.06%	$6,806	($85.7)	(1.22)%

Loans not covered under loss-sharing agreements with the FDIC:
Commercial	13,122	522.1	5.31	12,137	562.4	6.20	985	(40.3)	(0.89)
Construction	909	39.6	5.83	807	40.4	6.69	102	(0.8)	(0.86)
Mortgage	7,054	281.2	5.32	7,125	286.3	5.36	(71)	(5.1)	(0.04)
Consumer	2,916	248.9	11.40	2,865	254.6	11.88	51	(5.7)	(0.48)
Auto	2,985	202.4	9.06	2,807	203.5	9.69	178	(1.1)	(0.63)
Lease financing	1,092	49.5	6.04	973	44.2	6.06	119	5.3	(0.02)

Total loans	28,078	1,343.7	6.39	26,714	1,391.4	6.96	1,364	(47.7)	(0.57)

Total interest earning assets	$54,575	$1,708.4	4.18%	$46,405	$1,841.8	5.30%	$8,170	($133.4)	(1.12)%

Allowance for credit losses - loan portfolio	(886)			(553)			(333)
Allowance for credit losses - investment securities	(13)			—			(13)
Other non-interest earning assets	4,100			3,944			156

Total average assets	$57,776			$49,796			$7,980

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$18,956	$45.9	0.32%	$14,994	$110.7	0.99%	$3,962	($64.8)	(0.67)%
Savings	11,899	30.2	0.34	10,053	32.2	0.43	1,846	(2.0)	(0.09)
Time deposits	8,076	66.3	1.10	7,778	85.1	1.46	298	(18.8)	(0.36)

Total interest-bearing deposits	38,931	142.4	0.49	32,825	228.0	0.93	6,106	(85.6)	(0.44)
Borrowings	1,340	44.7	4.45	1,452	48.6	4.47	(112)	(3.9)	(0.02)

Total interest-bearing liabilities	40,271	187.1	0.62	34,277	276.6	1.08	5,994	(89.5)	(0.46)

Net interest spread			3.56%			4.22%			(0.66)%

Non-interest bearing deposits	10,945			8,871			2,074
Other liabilities	1,180			993			187
Stockholders’ equity	5,380			5,655			(275)

Total average liabilities and stockholders’ equity	$57,776			$49,796			$7,980

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$1,521.3	3.72%		$1,565.2	4.51%		($43.9)	(0.79)%
Taxable equivalent adjustment		136.3			140.9			(4.6)

Net interest income / margin non-taxable equivalent basis (GAAP)		$1,385.0	3.39%		$1,424.3	4.10%		($39.3)	(0.71)%

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities
(In thousands)	Quarters ended			Variance		Nine months ended		Variance 2020 vs. 2019
	30-Sep-20	30-Jun-20	30-Sep-19	Q3 2020 vs.Q2 2020	Q3 2020 vs.Q3 2019	30-Sep-20	30-Sep-19
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$12,966	$9,058	$11,797	$3,908	$1,169	$32,992	$35,400	$(2,408)
Mortgage servicing rights fair value adjustments	(20,491)	(7,640)	(4,842)	(12,851)	(15,649)	(33,360)	(25,853)	(7,507)

Total mortgage servicing fees, net of fair value adjustments	(7,525)	1,418	6,955	(8,943)	(14,480)	(368)	9,547	(9,915)

Net gain on sale of loans, including valuation on loans held-for-sale	10,916	5,487	5,421	5,429	5,495	20,389	14,695	5,694

Trading account (loss) profit:
Unrealized (losses) gains on outstanding derivative positions	(4)	1,695	227	(1,699)	(231)	(4)	—	(4)
Realized losses on closed derivative positions	(1,958)	(4,823)	(2,111)	2,865	153	(8,391)	(5,555)	(2,836)

Total trading account loss	(1,962)	(3,128)	(1,884)	1,166	(78)	(8,395)	(5,555)	(2,840)

Losses on repurchased loans, including interest advances[1]	(10,955)	—	—	(10,955)	(10,955)	(10,955)	—	(10,955)

Total mortgage banking activities	$(9,526)	$3,777	$10,492	$(13,303)	$(20,018)	$671	$18,687	$(18,016)

[1]

The Corporation, from time to time, repurchases delinquent loans from its GNMA servicing portfolio, in compliance with Guarantor guidelines, and may incur in losses related to previously advanced interest on delinquent loans. During the quarter ended September 30, 2020 the Corporation repurchased $687.9 million of GNMA loans and recorded a loss of $10.5 million for previously advanced interest on delinquent loans. Effective for the quarter ended September 30, 2020, the Corporation has determined to present these losses as part of its Mortgage Banking Activities, which were previously presented within the indemnity reserves on loans sold component of non-interest income.

Other Service Fees
(In thousands)	Quarters ended			Variance		Nine months ended		Variance 2020 vs. 2019
	30-Sep-20	30-Jun-20	30-Sep-19	Q3 2020 vs.Q2 2020	Q3 2020 vs.Q3 2019	30-Sep-20	30-Sep-19
Other service fees:
Debit card fees	$11,123	$7,082	$11,719	$4,041	$(596)	$28,442	$34,923	$(6,481)
Insurance fees	13,941	11,301	14,608	2,640	(667)	38,211	44,652	(6,441)
Credit card fees	27,077	17,762	25,625	9,315	1,452	68,025	72,705	(4,680)
Sale and administration of investment products	5,094	4,910	5,714	184	(620)	16,267	16,705	(438)
Trust fees	4,886	5,546	5,193	(660)	(307)	15,692	15,431	261
Other fees	7,758	5,483	8,450	2,275	(692)	20,099	25,231	(5,132)

Total other service fees	$69,879	$52,084	$71,309	$17,795	$(1,430)	$186,736	$209,647	$(22,911)

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	30-Sep-20	30-Jun-20	30-Sep-19	Q3 2020 vs.Q2 2020	Q3 2020 vs.Q3 2019
Loans held-in-portfolio:
Commercial	$13,611,374	$13,735,082	$12,208,449	$(123,708)	$1,402,925
Construction	936,274	928,507	754,056	7,767	182,218
Legacy [1]	16,168	17,000	23,192	(832)	(7,024)
Lease financing	1,153,108	1,098,188	1,022,484	54,920	130,624
Mortgage	7,924,441	7,521,795	7,168,619	402,646	755,822
Auto	3,045,453	2,904,324	2,847,758	141,129	197,695
Consumer	2,705,692	2,865,657	2,983,417	(159,965)	(277,725)

Total loans held-in-portfolio	$29,392,510	$29,070,553	$27,007,975	$321,957	$2,384,535

Loans held-for-sale:
Commercial	$4,070	$6,778	$—	$(2,708)	$4,070
Mortgage	98,690	61,947	56,370	36,743	42,320

Total loans held-for-sale	$102,760	$68,725	$56,370	$34,035	$46,390

Total loans	$29,495,270	$29,139,278	$27,064,345	$355,992	$2,430,925

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Deposits - Ending Balances

				Variance
(In thousands)	30-Sep-20	30-Jun-20	30-Sep-19	Q3 2020 vs. Q2 2020	Q3 2020 vs.Q3 2019
Demand deposits [1]	$22,929,040	$22,731,726	$19,191,657	$197,314	$3,737,383
Savings, NOW and money market deposits (non-brokered)	24,696,244	22,457,951	16,778,332	2,238,293	7,917,912
Savings, NOW and money market deposits (brokered)	551,770	522,929	400,049	28,841	151,721
Time deposits (non-brokered)	7,664,361	7,919,265	7,614,393	(254,904)	49,968
Time deposits (brokered CDs)	180,568	212,429	181,764	(31,861)	(1,196)

Total deposits	$56,021,983	$53,844,300	$44,166,195	$2,177,683	$11,855,788

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table H - Loan Delinquency - Puerto Rico Operations

(Unaudited)

30-Sep-20
Puerto Rico
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$3,480	$129	$1,400	$5,009	$139,169	$144,178	$1,400	$—
Commercial real estate:
Non-owner occupied	19,523	2,014	98,811	120,348	1,950,794	2,071,142	98,811	—
Owner occupied	10,187	4,223	97,453	111,863	1,458,412	1,570,275	97,453	—
Commercial and industrial	6,809	6,376	45,013	58,198	4,233,554	4,291,752	44,320	693
Construction	4,895	—	21,514	26,409	169,656	196,065	21,514	—
Mortgage	336,824	59,386	1,567,504	1,963,714	4,863,266	6,826,980	370,060	1,197,444
Leasing	8,254	2,450	3,217	13,921	1,139,187	1,153,108	3,217	—
Consumer:
Credit cards	6,125	6,305	14,505	26,935	904,604	931,539	—	14,505
Home equity lines of credit	181	—	58	239	4,075	4,314	—	58
Personal	13,166	7,569	29,343	50,078	1,255,707	1,305,785	29,343	—
Auto	39,887	10,377	13,454	63,718	2,981,735	3,045,453	13,454	—
Other	190	1,224	14,348	15,762	108,290	124,052	14,104	244

Total	$449,521	$100,053	$1,906,620	$2,456,194	$19,208,449	$21,664,643	$693,676	$1,212,944

30-Jun-20
Puerto Rico
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$1,641	$2,524	$1,368	$5,533	$142,630	$148,163	$1,368	$—
Commercial real estate:
Non-owner occupied	24,091	4,120	108,671	136,882	1,940,018	2,076,900	108,671	—
Owner occupied	19,439	5,471	101,112	126,022	1,554,153	1,680,175	101,112	—
Commercial and industrial	5,422	15,404	43,892	64,718	4,382,221	4,446,939	42,739	1,153
Construction	—	—	—	—	176,612	176,612	—	—
Mortgage	279,498	123,158	1,256,359	1,659,015	4,751,803	6,410,818	397,262	859,097
Leasing	11,386	10,355	4,751	26,492	1,071,696	1,098,188	4,751	—
Consumer:
Credit cards	9,128	15,424	17,849	42,401	934,981	977,382	—	17,849
Home equity lines of credit	14	262	6	282	4,284	4,566	—	6
Personal	20,485	13,730	34,834	69,049	1,300,646	1,369,695	34,834	—
Auto	64,977	29,813	22,111	116,901	2,787,423	2,904,324	22,111	—
Other	700	344	14,426	15,470	114,971	130,441	13,755	671

Total	$436,781	$220,605	$1,605,379	$2,262,765	$19,161,438	$21,424,203	$726,603	$878,776

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing Loans
Commercial multi-family	$1,839	$(2,395)	$32	$(524)	$(3,461)	$(3,985)	$32	$—
Commercial real estate:
Non-owner occupied	(4,568)	(2,106)	(9,860)	(16,534)	10,776	(5,758)	(9,860)	—
Owner occupied	(9,252)	(1,248)	(3,659)	(14,159)	(95,741)	(109,900)	(3,659)	—
Commercial and industrial	1,387	(9,028)	1,121	(6,520)	(148,667)	(155,187)	1,581	(460)
Construction	4,895	—	21,514	26,409	(6,956)	19,453	21,514	—
Mortgage	57,326	(63,772)	311,145	304,699	111,463	416,162	(27,202)	338,347	[1]
Leasing	(3,132)	(7,905)	(1,534)	(12,571)	67,491	54,920	(1,534)	—
Consumer:
Credit cards	(3,003)	(9,119)	(3,344)	(15,466)	(30,377)	(45,843)	—	(3,344)
Home equity lines of credit	167	(262)	52	(43)	(209)	(252)	—	52
Personal	(7,319)	(6,161)	(5,491)	(18,971)	(44,939)	(63,910)	(5,491)	—
Auto	(25,090)	(19,436)	(8,657)	(53,183)	194,312	141,129	(8,657)	—
Other	(510)	880	(78)	292	(6,681)	(6,389)	349	(427)

Total	$12,740	$(120,552)	$301,241	$193,429	$47,011	$240,440	$(32,927)	$334,168

[1]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include $161 million in loans rebooked under the GNMA program at September 30, 2020, in which issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. During the third quarter the Corporation purchased $688 million in GNMA loans of which $684 are included in the 90 days past due category including $324 million previously accounted under the repurchase option at June 30, 2020.

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

September 30, 2020
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$—	$1,755	$1,755	$1,734,982	$1,736,737	$1,755	$—
Commercial real estate:
Non-owner occupied	—	—	396	396	1,938,617	1,939,013	396	—
Owner occupied	653	—	342	995	360,131	361,126	342	—
Commercial and industrial	552	50	3,901	4,503	1,492,648	1,497,151	3,901	—
Construction	—	—	9,069	9,069	731,140	740,209	9,069	—
Mortgage	2,467	6,433	14,484	23,384	1,074,077	1,097,461	14,484	—
Legacy	41	16	1,360	1,417	14,751	16,168	1,360	—
Consumer:
Credit cards	—	3	3	6	25	31	—	3
Home equity lines of credit	1,257	351	7,586	9,194	95,715	104,909	7,586	—
Personal	1,641	1,597	1,770	5,008	228,754	233,762	1,770	—
Other	22	2	29	53	1,247	1,300	29	—

Total	$6,633	$8,452	$40,695	$55,780	$7,672,087	$7,727,867	$40,692	$3

June 30, 2020
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$366	$2,097	$2,463	$1,637,996	$1,640,459	$2,097	$—
Commercial real estate:
Non-owner occupied	1,692	5,136	397	7,225	1,945,365	1,952,590	397	—
Owner occupied	1,010	—	352	1,362	345,412	346,774	352	—
Commercial and industrial	4,441	6,061	4,392	14,894	1,428,188	1,443,082	4,392	—
Construction	23,209	9,600	—	32,809	719,086	751,895	—	—
Mortgage	2,532	4,477	14,144	21,153	1,089,824	1,110,977	14,144	—
Legacy	29	83	2,001	2,113	14,887	17,000	2,001	—
Consumer:
Credit cards	—	—	—	—	26	26	—	—
Home equity lines of credit	1,715	655	8,242	10,612	100,095	110,707	8,242	—
Personal	1,638	1,524	1,976	5,138	266,330	271,468	1,976	—
Other	—	—	—	—	1,372	1,372	—	—

Total	$36,266	$27,902	$33,601	$97,769	$7,548,581	$7,646,350	$33,601	$—

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$(366)	$(342)	$(708)	$96,986	$96,278	$(342)	$—
Commercial real estate:
Non-owner occupied	(1,692)	(5,136)	(1)	(6,829)	(6,748)	(13,577)	(1)	—
Owner occupied	(357)	—	(10)	(367)	14,719	14,352	(10)	—
Commercial and industrial	(3,889)	(6,011)	(491)	(10,391)	64,460	54,069	(491)	—
Construction	(23,209)	(9,600)	9,069	(23,740)	12,054	(11,686)	9,069	—
Mortgage	(65)	1,956	340	2,231	(15,747)	(13,516)	340	—
Legacy	12	(67)	(641)	(696)	(136)	(832)	(641)	—
Consumer:
Credit cards	—	3	3	6	(1)	5	—	3
Home equity lines of credit	(458)	(304)	(656)	(1,418)	(4,380)	(5,798)	(656)	—
Personal	3	73	(206)	(130)	(37,576)	(37,706)	(206)	—
Auto	—	—	—	—	—	—	—	—
Other	22	2	29	53	(125)	(72)	29	—

Total	$(29,633)	$(19,450)	$7,094	$(41,989)	$123,506	$81,517	$7,091	$3

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

30-Sep-20
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$3,480	$129	$3,155	$6,764	$1,874,151	$1,880,915	$3,155	$—
Commercial real estate:
Non-owner occupied	19,523	2,014	99,207	120,744	3,889,411	4,010,155	99,207	—
Owner occupied	10,840	4,223	97,795	112,858	1,818,543	1,931,401	97,795	—
Commercial and industrial	7,361	6,426	48,914	62,701	5,726,202	5,788,903	48,221	693
Construction	4,895	—	30,583	35,478	900,796	936,274	30,583	—
Mortgage	339,291	65,819	1,581,988	1,987,098	5,937,343	7,924,441	384,544	1,197,444
Leasing	8,254	2,450	3,217	13,921	1,139,187	1,153,108	3,217	—
Legacy	41	16	1,360	1,417	14,751	16,168	1,360	—
Consumer:
Credit cards	6,125	6,308	14,508	26,941	904,629	931,570	—	14,508
Home equity lines of credit	1,438	351	7,644	9,433	99,790	109,223	7,586	58
Personal	14,807	9,166	31,113	55,086	1,484,461	1,539,547	31,113	—
Auto	39,887	10,377	13,454	63,718	2,981,735	3,045,453	13,454	—
Other	212	1,226	14,377	15,815	109,537	125,352	14,133	244

Total	$456,154	$108,505	$1,947,315	$2,511,974	$26,880,536	$29,392,510	$734,368	$1,212,947

30-Jun-20
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$1,641	$2,890	$3,465	$7,996	$1,780,626	$1,788,622	$3,465	$—
Commercial real estate:
Non-owner occupied	25,783	9,256	109,068	144,107	3,885,383	4,029,490	109,068	—
Owner occupied	20,449	5,471	101,464	127,384	1,899,565	2,026,949	101,464	—
Commercial and industrial	9,863	21,465	48,284	79,612	5,810,409	5,890,021	47,131	1,153
Construction	23,209	9,600	—	32,809	895,698	928,507	—	—
Mortgage	282,030	127,635	1,270,503	1,680,168	5,841,627	7,521,795	411,406	859,097
Leasing	11,386	10,355	4,751	26,492	1,071,696	1,098,188	4,751	—
Legacy	29	83	2,001	2,113	14,887	17,000	2,001	—
Consumer:
Credit cards	9,128	15,424	17,849	42,401	935,007	977,408	—	17,849
Home equity lines of credit	1,729	917	8,248	10,894	104,379	115,273	8,242	6
Personal	22,123	15,254	36,810	74,187	1,566,976	1,641,163	36,810	—
Auto	64,977	29,813	22,111	116,901	2,787,423	2,904,324	22,111	—
Other	700	344	14,426	15,470	116,343	131,813	13,755	671

Total	$473,047	$248,507	$1,638,980	$2,360,534	$26,710,019	$29,070,553	$760,204	$878,776

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$1,839	$(2,761)	$(310)	$(1,232)	$93,525	$92,293	$(310)	$—
Commercial real estate:
Non-owner occupied	(6,260)	(7,242)	(9,861)	(23,363)	4,028	(19,335)	(9,861)	—
Owner occupied	(9,609)	(1,248)	(3,669)	(14,526)	(81,022)	(95,548)	(3,669)	—
Commercial and industrial	(2,502)	(15,039)	630	(16,911)	(84,207)	(101,118)	1,090	(460)
Construction	(18,314)	(9,600)	30,583	2,669	5,098	7,767	30,583	—
Mortgage	57,261	(61,816)	311,485	306,930	95,716	402,646	(26,862)	338,347 [1]
Leasing	(3,132)	(7,905)	(1,534)	(12,571)	67,491	54,920	(1,534)	—
Legacy	12	(67)	(641)	(696)	(136)	(832)	(641)	—
Consumer:
Credit cards	(3,003)	(9,116)	(3,341)	(15,460)	(30,378)	(45,838)	—	(3,341)
Home equity lines of credit	(291)	(566)	(604)	(1,461)	(4,589)	(6,050)	(656)	52
Personal	(7,316)	(6,088)	(5,697)	(19,101)	(82,515)	(101,616)	(5,697)	—
Auto	(25,090)	(19,436)	(8,657)	(53,183)	194,312	141,129	(8,657)	—
Other	(488)	882	(49)	345	(6,806)	(6,461)	378	(427)

Total	$(16,893)	$(140,002)	$308,335	$151,440	$170,517	$321,957	$(25,836)	$334,171

[1]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include $161 million in loans rebooked under the GNMA program at September 30, 2020, in which issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. During the third quarter the Corporation purchased $688 million in GNMA loans of which $684 are included in the 90 days past due category including $324 million previously accounted under the repurchase option at June 30, 2020.

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	30-Sep-20	As a % of loans HIP by category	30-Jun-20	As a % of loans HIP by category	30-Sep-19	As a % of loans HIP by category	Q3 2020 vs. Q2 2020	Q3 2020 vs. Q3 2019
Non-accrual loans:
Commercial [1]	$248,378	1.8%	$261,128	1.9%	$169,697	1.4%	$(12,750)	$78,681
Construction	30,583	3.3	—	—	10,334	1.4	30,583	20,249
Legacy [2]	1,360	8.4	2,001	11.8	2,318	10.0	(641)	(958)
Lease financing	3,217	0.3	4,751	0.4	2,733	0.3	(1,534)	484
Mortgage [1]	384,544	4.9	411,406	5.5	305,542	4.3	(26,862)	79,002
Auto	13,454	0.4	22,111	0.8	22,954	0.8	(8,657)	(9,500)
Consumer [1]	52,832	2.0	58,807	2.1	44,214	1.5	(5,975)	8,618

Total non-performing loans held-in-portfolio	734,368	2.5%	760,204	2.6%	557,792	2.1%	(25,836)	176,576
Non-performing loans held-for-sale [3]	4,070		6,778		—		(2,708)	4,070
Other real estate owned (“OREO”)	100,592		113,940		117,928		(13,348)	(17,336)

Total non-performing assets	$839,030		$880,922		$675,720		$(41,892)	$163,310

Accruing loans past due 90 days or more [4] [5]	$1,212,947		$878,776		$476,814		$334,171	$736,133

Ratios:
Non-performing assets to total assets	1.27%		1.40%		1.29%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.50		2.62		2.07
Allowance for credit losses to loans held-in-portfolio	3.15		3.16		1.90
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	126.07		120.81		91.86

[1]

The increase in non-accrual loans during 2020 includes the initial impact of $278 million related to the adoption of CECL on the portfolio of previously purchased credit deteriorated loans. This included mortgage loans for $133 million, commercial loans for $131 million and $14 million in consumer loans.

[2]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[3]	There were $4 million in non-performing commercial loans held-for-sale as of September 30, 2020, $7 million for the quarter ended June 30, 2020 and none for the quarter ended September 30, 2019.
[4]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. During the third quarter the Corporation purchased $688 million in GNMA loans of which $684 are included in the 90 days past due category including $324 million previously accounted under the repurchase option at June 30, 2020. These include loans rebooked this quarter, which were previously pooled into GNMA securities, amounting to $161 million (June 30, 2020 - $522 million; September 30, 2019 - $99 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected (rebooked) on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. Additionally, these balances include $318 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of September 30, 2020 (June 30, 2020 - $234 million; September 30, 2019 - $241 million). Furthermore, the Corporation has approximately $60 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (June 30, 2020 - $62 million; September 30, 2019 - $65 million).

[5]

The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $189 million at September 30, 2019. This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-20			30-Jun-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$253,890	$7,238	$261,128	$251,104	$7,404	$258,508
Plus:
New non-performing loans	20,250	12,877	33,127	14,187	1,986	16,173
Advances on existing non-performing loans	—	—	—	—	100	100
Less:
Non-performing loans transferred to OREO	(39)	—	(39)	—	—	—
Non-performing loans charged-off	(1,000)	(452)	(1,452)	(1,402)	(368)	(1,770)
Loans returned to accrual status / loan collections	(31,117)	(13,269)	(44,386)	(9,999)	(1,884)	(11,883)

Ending balance NPLs	$241,984	$6,394	$248,378	$253,890	$7,238	$261,128

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-20			30-Jun-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$—	$—	$—	$—	$—	$—
Plus:
New non-performing loans	21,514	9,069	30,583	—	—	—

Ending balance NPLs	$21,514	$9,069	$30,583	$—	$—	$—

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-20			30-Jun-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$397,262	$14,144	$411,406	$404,465	$12,176	$416,641
Plus:
New non-performing loans	41,513	6,897	48,410	82,560	7,440	90,000
Advances on existing non-performing loans	—	48	48	—	11	11
Less:
Non-performing loans transferred to OREO	(492)	—	(492)	(48)	—	(48)
Non-performing loans charged-off	(3,738)	(11)	(3,749)	(7,847)	(7)	(7,854)
Loans returned to accrual status / loan collections	(64,485)	(6,594)	(71,079)	(81,868)	(5,476)	(87,344)

Ending balance NPLs	$370,060	$14,484	$384,544	$397,262	$14,144	$411,406

Total non-performing loans held-in-portfolio (excluding consumer):
	Quarter ended			Quarter ended
	30-Sep-20			30-Jun-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$651,152	$23,383	$674,535	$655,569	$21,560	$677,129
Plus:
New non-performing loans	83,277	28,843	112,120	96,747	9,426	106,173
Advances on existing non-performing loans	—	106	106	—	137	137
Less:
Non-performing loans transferred to OREO	(531)	—	(531)	(48)	—	(48)
Non-performing loans charged-off	(4,738)	(463)	(5,201)	(9,249)	(375)	(9,624)
Loans returned to accrual status / loan collections	(95,602)	(20,562)	(116,164)	(91,867)	(7,365)	(99,232)

Ending balance NPLs [1]	$633,558	$31,307	$664,865	$651,152	$23,383	$674,535

[1]	Includes $1.4 million of NPLs related to the legacy portfolio as of September 30, 2020 (June 30, 2020 - $2.0 million).

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarter ended 30-Sep-20	Quarter ended 30-Jun-20	Quarter ended 30-Sep-19
(Dollars in thousands)	Total	Total	Total
Balance at beginning of period	$918,434	$919,716	$543,666
Provision for credit losses	19,452	63,104	36,539
Initial allowance for credit losses - PCD Loans	4,823	567	—

	942,709	983,387	580,205

Net loans charged-off:
BPPR
Commercial	(1,959)	1,097	10,632
Construction	(156)	(195)	(2,986)
Lease financing	(329)	3,390	3,453
Mortgage	1,964	7,554	12,689
Consumer	14,249	50,297	36,112

Total BPPR	13,769	62,143	59,900

Popular U.S.
Commercial	360	(897)	3,633
Construction	—	—	2,215
Legacy [1]	(51)	113	(297)
Mortgage	(5)	(19)	(18)
Consumer	2,786	3,613	2,407

Total Popular U.S.	3,090	2,810	7,940

Total loans charged-off - Popular, Inc.	16,859	64,953	67,840

Balance at end of period	$925,850	$918,434	$512,365

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.24%	0.92%	1.01%
Provision for credit losses to net charge-offs	115.38%	97.15%	53.86%
BPPR
Annualized net charge-offs to average loans held-in-portfolio	0.26%	1.20%	1.21%
Provision for credit losses to net charge-offs	55.79%	97.23%	57.56%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.16%	0.15%	0.45%
Provision for credit losses to net charge-offs	380.91%	95.41%	25.94%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

30-Sep-20
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Total ACL	$330,276	$12,334	$1,905	$225,338	$15,168	$340,829	$925,850
Total loans held-in-portfolio	$13,611,374	$936,274	$16,168	$7,924,441	$1,153,108	$5,751,145	$29,392,510
ACL to loans held-in-portfolio	2.43%	1.32%	11.78%	2.84%	1.32%	5.93%	3.15%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

30-Jun-20
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Total ACL	$314,956	$6,417	$2,052	$222,237	$13,093	$359,679	$918,434
Total loans held-in-portfolio	$13,735,082	$928,507	$17,000	$7,521,795	$1,098,188	$5,769,981	$29,070,553
ACL to loans held-in-portfolio	2.29%	0.69%	12.07%	2.95%	1.19%	6.23%	3.16%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Total ACL	$15,320	$5,917	$(147)	$3,101	$2,075	$(18,850)	$7,416
Total loans held-in-portfolio	$(123,708)	$7,767	$(832)	$402,646	$54,920	$(18,836)	$321,957

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

30-Sep-20
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$218,448	$4,868	$203,658	$15,168	$312,376	$754,518
Loans held-in-portfolio:	8,077,347	196,065	6,826,980	1,153,108	5,411,143	21,664,643

ACL to loans held-in-portfolio:	2.70%	2.48%	2.98%	1.32%	5.77%	3.48%

30-Jun-20
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$214,927	$354	$199,250	$13,093	$328,158	$755,782
Loans held-in-portfolio:	8,352,177	176,612	6,410,818	1,098,188	5,386,408	21,424,203

ACL to loans held-in-portfolio:	2.57%	0.20%	3.11%	1.19%	6.09%	3.53%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$3,521	$4,514	$4,408	$2,075	$(15,782)	$(1,264)
Loans held-in-portfolio:	(274,830)	19,453	416,162	54,920	24,735	240,440

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

30-Sep-20
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$111,828	$7,466	$1,905	$21,680	$28,453	$171,332
Loans held-in-portfolio:	5,534,027	740,209	16,168	1,097,461	340,002	7,727,867

ACL to loans held-in-portfolio:	2.02%	1.01%	11.78%	1.98%	8.37%	2.22%

30-Jun-20
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$100,029	$6,063	$2,052	$22,987	$31,521	$162,652
Loans held-in-portfolio:	5,382,905	751,895	17,000	1,110,977	383,573	7,646,350

ACL to loans held-in-portfolio:	1.86%	0.81%	12.07%	2.07%	8.22%	2.13%

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$11,799	$1,403	$(147)	$(1,307)	$(3,068)	$8,680
Loans held-in-portfolio:	151,122	(11,686)	(832)	(13,516)	(43,571)	81,517

Popular, Inc.

Financial Supplement to Third Quarter 2020 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	30-Sep-20	30-Jun-20	30-Sep-19
Total stockholders’ equity	$5,912,085	$5,780,165	$5,908,448
Less: Preferred stock	(22,143)	(22,143)	(50,160)
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(23,518)	(24,511)	(21,479)

Total tangible common equity	$5,195,302	$5,062,389	$5,165,687

Total assets	$65,910,369	$62,845,352	$52,480,415
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(23,518)	(24,511)	(21,479)

Total tangible assets	$65,215,729	$62,149,719	$51,787,814

Tangible common equity to tangible assets	7.97%	8.15%	9.97%
Common shares outstanding at end of period	84,219,464	84,184,927	96,714,664
Tangible book value per common share	$61.69	$60.13	$53.41

	Quarterly average
Total stockholders’ equity [1]	$5,383,126	$5,274,071	$5,753,047
Less: Preferred Stock	(22,143)	(22,143)	(50,160)
Less: Goodwill	(671,121)	(671,121)	(663,499)
Less: Other intangibles	(24,161)	(25,497)	(22,957)

Total tangible equity	$4,665,701	$4,555,310	$5,016,431
Return on average tangible common equity	14.32%	11.23%	13.00%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACT:

Popular, Inc.

Investor Relations:

Paul Cardillo, 212-417-6721

Senior Vice President, Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications